Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 21, 2010

To the Board of Directors of
Rolling Technologies, Inc.
Kuala Lumpur, Malaysia

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC (formerly Maddox Ungar Silberstein, PLLC), hereby consents to the use in the Form S-1 (Post-Effective Amendment No. 4 to Form SB-2/A), Registration Statement under the Securities Act of 1933, filed by Rolling Technologies, Inc. of our report dated October 26, 2009, relating to the financial statements of Rolling Technologies, Inc., a Nevada Corporation, as of July 31, 2009 and 2008 and for the years then ended and for the period from July 27, 2007 (inception) to July 31, 2009, and the reference to us under the heading “Interests of Named Experts and Counsel”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC